Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 28, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Heska Corporation and subsidiaries on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Heska Corporation on Forms S-8 (File Nos. 333-30951, 333-34111, 333-47129, 333-72155, 333-38138, 333-39448, 333-55112, 333-82096, 333-89738, 333-102871, 333-106679, 333-112701, 333-115995, 333-123196, 333-132916, 333-141737, 333-194120, 333-194122, 333-195734, 333-204036, 333-211567, 333-225112, 333-238006, 333-238008) and on Form S-3 (File No. 333-238005, 333-253700, and 333-262795).

/s/ Grant Thornton LLP

Denver, Colorado
February 28, 2022